EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT is entered into as of September 18, 1997 by and between Marshall Industries, a
California corporation ("Employer") and David A. Spolane
("Employee").

                           WITNESSETH:

          WHEREAS, Sterling Electronics Corporation, a Nevada corporation ("Company"), Employer and MI Holdings Nevada, Inc., a Nevada corporation and a wholly-owned subsidiary of Employer ("Subsidiary"), are parties to an Agreement and Plan of Merger dated as of September 18, 1997 (the "Merger Agreement") that provides for the merger (the "Merger") of Subsidiary into Company;

          WHEREAS, Employee has served Company in various capacities, most recently as Executive Vice President, and Employer desires to obtain the benefit of continued service by Employee to Company after the Merger, and Employee desires to render such services to Employer;

          WHEREAS, the Board of Directors of Employer (the "Board") has determined that because of Employee's substantial experience and business relationships in connection with the business of Company, it is in Employer's best interest and its stockholders to secure the services of Employee and to provide Employee certain additional benefits; and

          WHEREAS, Employer and Employee desire to set forth in this Agreement the terms and conditions of Employee's employment with Employer.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

          1. Term. Employer agrees to employ Employee and Employee agrees to serve Employer, in accordance with the terms of this Agreement, subject to and commencing at the Effective Time (as defined in the Merger Agreement) and ending May 31, 2001, unless this Agreement is earlier terminated in accordance with the provisions which follow. Concurrently with this Agreement becoming effective, Employee shall: (a) terminate the Employment Agreement between Company and Employee dated September 18, 1995 (the "Prior Employment Agreement") and any rights of Employee upon a change in control of Company; and (b) terminate all participation by or rights of Employee to participate in any incentive bonus plan or severance plan of Company, including but not limited to, Company's Upper Management Severance Plan and Company's Broad Based Severance Plan. Employee hereby agrees to waive any rights he might otherwise have pursuant to the Prior Employment Agreement upon a change in control of Company.

          2. Services and Exclusivity of Services. So long as this Agreement shall continue in effect, Employee shall devote his full business time, energy and ability exclusively to the business, affairs and interests of Employer and its subsidiaries and matters related thereto, shall use Employee's best efforts and abilities to promote Employer's interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board, the Chief Executive Officer of Employer (the "CEO") and the President of Company (the "President").

          Employee agrees to serve without additional remunera-tion in such senior capacities for one or more direct or indirect subsidiaries of Company as the CEO or the President may from time to time request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitations under applicable law. Employee agrees to faithfully and diligently promote the business, affairs and interests of Employer and its subsidiaries. Employee agrees to use Employee's best efforts to successfully effectuate the purposes of the Merger Agreement, including, but not limited to, the integration of the operations of Company with those of Employer and the implementation of Company's policies under its new ownership; provided, however, that best efforts shall not require Employee to expend his own funds.

          Without the prior express written authorization of the Board, Employee shall not, directly or indirectly, during the term of this Agreement: (a) render services to any other person or firm for compensation; or (b) engage in any activity competi-tive with or adverse to Employer's business, whether alone, as a partner, or as an officer, director, employee or significant investor of or in any other entity; provided, however, that Employee may manage family investments or other similar matters so long as such activities do not interfere with his duties. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)

          Employee represents to Employer that Employee has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

          3. Specific Position; Duties and Responsibilities. Employer and Employee agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve Employer for the duration of this Agreement as an Executive Vice President of Company. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by the Board respecting the performance of Employee's duties and agrees to carry out and perform orders, directions and policies of Employer as they may be, from time to time, stated either orally or in writing. For the term of this Agreement, Employee shall report to the President, or to such other person(s) as the CEO may designate, consistent with his position as Executive Vice President of a significant subsidiary.

          4.   Compensation.

          (a) Base Compensation. During the term of this Agreement, Employer agrees to pay Employee a base salary for the following periods and at the following rates:



Period                                        Amount         Payable

Date of this Agreement through May 31, 1998  $20,833 per     monthly
("Year 1")                                   month

June 1, 1998 - May 31, 1999 ("Year 2")       $250,000 for    in equal
                                             the year        monthly
                                                             installments

June 1, 1999 - May 31, 2000 ("Year 3")       $275,000 for    in equal
                                             the year        monthly
                                                             installments

June 1, 2000 - May 31, 2001 ("Year 4")       $300,000 for    in equal
                                             the year        monthly
                                                             installments




          (b) Profit Sharing Plan. Subject to Section 6 of this Agreement, during the term of this Agreement, Employee shall be entitled to a bonus based on the earnings and profits of Company and/or Employer for the periods, at the rates and payable in the manner described below:

               (i)  At the end of Year 1, Employee shall be
     entitled to receive a bonus in the fixed amount of $100,000.
     Such amount shall be paid within 30 days of the end of Year
     1.

               (ii) During Year 2, Employee shall be eligible for and shall participate in a profit sharing plan of Company that shall include the same terms and conditions of the profit sharing plan of Employer as in existence on the date hereof (and as subsequently modified by Employer; provided, however, that any such modification shall apply to all senior or executive employees of Employer equally) (the "Profit Plan") except that the payment, if any, to be paid to Employee under the terms of such plan shall be calculated based on the earnings and profits of Company alone; provided, however, that to the extent the payments to be made to Employee for Year 2 under such Profit Plan would be less than $150,000 in the aggregate, Employer shall make an additional payment to Employee with the final profit sharing payment for Year 2 such that the aggregate amount payable to Employee pursuant to this subparagraph (ii) for Year 2 equals $150,000.

               (iii) During each of Year 3 and Year 4, Employee shall be eligible for and shall participate in the Profit Plan with the payment, if any, to be calculated based on the consolidated earnings and profits for such period of Employer and its subsidiaries, including Company; provided, however, that to the extent that: (A) the payments to be made to Employee for Year 3 under such Profit Plan would be less than $225,000 in the aggregate, Employer shall make an additional payment to Employee with the final profit sharing payment for Year 3 such that the aggregate amount payable to Employee pursuant to this subparagraph (iii) for Year 3 equals $225,000; and (B) the payments to be made to Employee for Year 4 under such Profit Plan would be less than $300,000 in the aggregate, Employer shall make an additional payment to Employee with the final profit sharing payment for Year 4 such that the aggregate amount payable to Employee pursuant to this subparagraph (iii) for Year 4 equals $300,000.

          (c) One-Time Special Bonus. Subject to Section 6 of this Agreement, Employee shall be entitled to receive a special one-time bonus on the terms and conditions and in the amount set forth in Exhibit 1 hereto.

          (d) Additional Benefits. Except for benefits expressly identified in Sections 4(b), 4(c) and 5 of this Agreement, Employee shall not participate in or be eligible to participate in any bonus, profit, or incentive compensation plan of Employer or any of its affiliates. However, to the extent Employee meets eligibility requirements applicable to employees generally, Employee shall also be entitled to participate in any pension plan and/or health and welfare benefit plan of Employer or its affiliates available to employees of Employer generally.

          Notwithstanding the foregoing, this Agreement shall not be deemed to amend or otherwise affect the provisions of any compensation, retirement or other benefit program or plan of Employer or its subsidiaries or affiliates, but in no event shall Employee be entitled to benefits under both an Employer (or affiliate) plan or this Agreement and a comparable plan of any other entity and in no event shall Employee be entitled to duplicative benefits under any plans of Employer and/or its affiliates or such other entities.

          (e) Vacation. Employee shall be entitled to paid vacation in an amount consistent with that provided to the other senior or executive employees of Employer.

          (f) Perquisites. Employer shall provide Employee with a company car of Employer or a car allowance (at Employer's option), in either case with such perquisite being in an amount consistent with that provided to the other senior executives of Employer; provided, however, that in no event shall such amount exceed $12,000 per year.

          (g) Overall Qualification. Other than the benefits to be provided to Employee pursuant to Sections 4(a), 4(b), 4(c) and 4(f), Employer reserves the right to modify, suspend or discontinue any and all of the above referenced benefit plans, practices, policies and programs at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as such action is taken generally with respect to other similarly situated persons (i.e. senior or executive employees of Employer) and does not single out Employee.

          5. Stock Option Grant. Upon the effectiveness of this Agreement, Employee shall receive a nonqualified stock option grant to purchase 50,000 shares of Employer's common stock in the form attached hereto as Exhibit 2. The exercise price of such options shall be the fair market value of Employer's common stock on the date of the closing of the transactions pursuant to the Merger Agreement.

          6. Termination. The compensation and other benefits provided to Employee pursuant to this Agreement, and the employ-ment of Employee by Employer, shall be terminated prior to expiration of the term of this Agreement only as provided in this
Section 6.

          (a) Death or Disability. If Employee's employment is terminated by reason of Employee's death or Disability (defined as the failure, because of illness, incapacity or injury which is determined to be total and permanent by a physician selected by Employer or its insurers and acceptable to Employee or Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably) to render for six consecutive months or for shorter periods aggregating 120 or more business days in any twelve (12)-month period, the services contemplated by this Agreement after Employer has provided written notice of termination for such Disability to Employee), this Agreement shall terminate without further obligations to Employee (or Employee's heirs or legal representatives) under this Agreement, other than for:

               (i) payment of the sum of (A) Employee's then base salary as set forth in Section 4(a) through the date of termination, (B) if the termination occurs during Year 1, a pro rata portion of the $100,000 bonus to be paid pursuant to Section 4(b)(i) of this Agreement (based on the number of whole months worked by Employee up to the time of termination) or, if the termination occurs in Year 2, 3 or 4: (x) the amount of any profit sharing payment earned for the period up to and including the termination as determined under the applicable profit sharing plan that has not yet been paid to Employee; plus (y) to the extent the number is positive, the result obtained by subtracting: (1) the amount of profit sharing payments paid to Employee and to be paid to Employee for the period up to and including the termination as determined under the applicable profit sharing plan referred to in Section 4(b)(ii) or 4(b)(iii) of this Agreement; from (2) a pro rata portion of the guaranteed profit sharing amount to be paid to Employee for such year pursuant to Section 4(b)(ii) or 4(b)(iii) of this Agreement ($150,000, $225,000 and $300,000 in each of Years
     2, 3 and 4, respectively) based on the number of whole months worked by Employee in such year up to the time of termination, (C) the pro rata portion of the Guaranteed Minimum Special Bonus, as set forth in Exhibit 1 hereto, (D) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), and (E) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C), (D) and (E) shall be paid to Employee or Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law); and

               (ii) payment to Employee or Employee's estate or beneficiary, as applicable, any amount due pursuant to the terms of any applicable welfare benefit plan.

          (b) For Cause; Employee Resignation. If either: (x) Employee's employment is terminated upon a determination by Employer, acting in good faith based upon actual knowledge at such time that Employee is or has been personally dishonest or grossly negligent in any dealings with or transactions with Employer, is engaging or has engaged in willful or grossly negligent misconduct in connection with his employment, or a breach of fiduciary duty to Employer, has intentionally failed to perform stated or assigned duties, or has willfully or negligently violated any law, rule or regulation (other than minor traffic violations or similar offenses) that has caused any damage to Employer or any of its subsidiaries or has been convicted of a misdemeanor (other than minor traffic violations or similar offenses) which affects the performance of his duties or of a felony or materially breached any of the provisions of this Agreement (termination "For Cause"); or (y) Employee resigns prior to the term of this Agreement, this Agreement shall terminate without further obligations to Employee (or Employee's heirs or legal representatives) under this Agreement, other than for:

               (i) payment of the sum of (A) Employee's then base salary as set forth in Section 4(a) through the date of termination, (B) if the termination occurs during Year 1, a pro rata portion of the $100,000 bonus to be paid pursuant to Section 4(b)(i) of this Agreement (based on the number of whole months worked by Employee up to the time of termination) or, if the termination occurs in Year 2, 3 or 4: (x) the amount of any profit sharing payment earned for the period up to and including the termination as determined under the applicable profit sharing plan that has not yet been paid to Employee; plus (y) to the extent the number is positive, the result obtained by subtracting: (1) the amount of profit sharing payments paid to Employee and to be paid to Employee for the period up to and including the termination as determined under the applicable profit sharing plan referred to in Section 4(b)(ii) or 4(b)(iii) of this Agreement; from (2) a pro rata portion of the guaranteed profit sharing amount to be paid to Employee for such year pursuant to Section 4(b)(ii) or 4(b)(iii) of this Agreement ($150,000, $225,000 and $300,000 in each of Years
     2, 3 and 4, respectively) based on the number of whole months worked by Employee in such year up to the time of termination, (C) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), and (D) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be paid to Employee in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law); and

               (ii) payment to Employee of any amount due pursuant to the terms of any applicable welfare benefit plan.

          Notwithstanding the foregoing, Employee shall not be terminated For Cause pursuant to this clause (b) unless and until Employee has received notice of a proposed termination For Cause and Employee has had an opportunity to be heard before at least a majority of the members of the Board and, in the case of a proposed termination For Cause involving Employee's failure to perform stated or assigned duties, Employee shall have been given a reasonable opportunity to cure or remedy the violations.

          (c) Without Cause. Notwithstanding any other provision of this Section 6, the Board shall have the right to terminate Employee's employment with Employer at any time. In the event of termination of Employee by Employer other than as expressly provided in Section 6(a) (death or Disability) or 6(b) (For Cause) (such termination referred to herein as termination "Without Cause"), this Agreement shall terminate without further obligations to Employee (or Employee's heirs or legal representatives) under this Agreement, other than for:

               (i) payment of the sum of (A) Employee's base salary as set forth in Section 4(a) for the full term of this Agreement, (B) the greater of: (x) the product of the average monthly profit sharing payment paid to Employee pursuant to Section 4(b) for the period up to the date of termination and the number of months remaining in the term of this Agreement; and (y) the unpaid portion of the guaranteed profit sharing amounts to be paid to Employee pursuant to Section 4(b) of this Agreement ($100,000, $150,000, $225,000 and $300,000 in each of Years 1, 2, 3 and
     4, respectively), (C) the Guaranteed Minimum Special Bonus amount as set forth in Exhibit 1 hereto, (D) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and (E) any accrued vacation pay, in each case to the extent not theretofore paid, (the sum of the amounts described in clauses (A), (B), (C), (D) and (E) shall be paid to Employee in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law);

               (ii) payment to Employee of any amount due pursuant to the terms of any applicable welfare benefit plan;

               (iii) the continued coverage by Employer at Employer's expense of Employee under, or the provision to Employee of insurance coverage no less favorable than, Employer's existing life, disability, health, dental or any other welfare benefit plans or programs (as in effect on the date of termination) for a period equal to the lesser of:
     (A) the remaining term of this Agreement; or (B) until Employee is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs; and

               (iv) the acceleration of the vesting of the options granted to Employee pursuant to Section 5 of this Agreement to the date of termination.

          (d) Constructive Termination. If Employer takes any of the actions described in the second paragraph of this subsection (d), Employee may provide written notice to the CEO of Employee's intention to terminate employment because of a Constructive Termination (as defined below). Employer shall have twenty (20) days after receiving such notice of termination to cure such condition (the "Notice Period"). If such condition is not cured by the end of the Notice Period, Employee may terminate employment because of the Constructive Termination at any time within the two (2) week period following the Notice Period. Upon such termination, Employee shall be treated as though his employment was terminated "Without Cause" for all purposes of this Agreement.

          "Constructive Termination" means the occurrence of any of the following events without the written consent of Employee:
(i) the forced relocation of the principal place of business of Employee's employment to a place that is more than 50 miles from Houston, Texas, or (ii) any removal of Employee from his position as Executive Vice President of Company, or a material and adverse change in Employee's work environment, or (iii) the assignment to Employee of any duties or responsibilities inconsistent with Employee's duties and responsibilities as Executive Vice President of Company, in any such case other than as a result of grounds for termination of employment for death or Disability under Section 6(a) or For Cause under Section 6(b).

          (e) No Limitation. Employer's exercise of its right to terminate shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled at law, in equity or under this Agreement.

          (f) Exclusive Remedy. Employee agrees that the payments expressly provided and contemplated by this Agreement shall constitute the sole and exclusive remedy of Employee for any claimed breach of this Agreement. Employee covenants not to assert or pursue any other contractual remedies, at law or in equity, with respect to any termination of employment.

          7. Business Expenses. During the term of this Agreement Employer shall reimburse Employee promptly for reasonable, ordinary and customary business expenditures made and substantiated in accordance with the policies, practice and procedures established from time to time by Employer and incurred in pursuit and furtherance of Employer's business and good will.

          8.   Miscellaneous.

          (a) Succession; Survival. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Employee this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee's obligations and representations under this Agreement will survive the termination of Employee's employment, regardless of the manner of such termination.

          (b) Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to Employer to its principal office at:

          9320 Telstar Avenue
          El Monte, California 91731
          Attention:  Chief Executive Officer

or at such other address as Employer may from time to time in writing designate, and if to Employee at such address as Employee may from time to time in writing designate (or Employee's busi-ness address of record in the absence of such designation). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8(b) and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

          (c) Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and it replaces and supersedes any prior agreements, undertakings, commitments and practices relating to Employee's employment by Employer or its affiliates, including but not limited to, the Prior Employment Agreement. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of Employer, by an officer expressly so authorized by the Board.

          (d) Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

          (e) Choice of Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Texas.

          (f) Arbitration. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof, including but not limited to, any claims arising under any state or federal law arising out of or relating to Employee's termination, shall be submitted to and settled by arbitration conducted before a single arbitrator in Los Angeles, California in accordance with the then in effect Labor Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1-16). The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party upon application therefor.

          (g) Confidential Information. Employee recognizes and acknowledges that Employer's trade secrets and proprietary information and processes, as they may exist from time to time, are confidential information and are valuable, special and unique assets of Employer's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Except as required by law, Employee will not, during or after the termination of this Agreement, disclose any such confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as his duties may require while employed by Employer), nor shall Employee make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation or other entity (except Employer) under any circumstances during the term, or after the termination, of this Agreement. If Employee proposes to make disclosure of any confidential information in reliance on the foregoing exception, Employee shall (i) immediately notify Employer in writing concerning the proposed disclosure, (ii) provide Employer with copies of any information Employee proposes to disclose as well as the facts and circumstances requiring such disclosure and (iii) use his best efforts (at Employer's sole cost and expense) to assist Employer in obtaining a protective order or other protection if requested by Employer. Employee agrees that such confidential information shall include (but not be limited to) all information contained in any memoranda, books, papers, client lists, files, letters, formulas and other printed or written material, and all copies thereof and therefrom, in any way relating to Employer's business and affairs, whether made by Employee or otherwise coming into Employee's possession, and Employee agrees that, upon termination of this Agreement or on demand of Employer, at any time, he shall immediately deliver all such printed or written material and copies thereof to Employer. Notwithstanding the above, confidential information shall not include any information in the public domain that was not disclosed by Employee in breach of this Section 8(g).

          (h) Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforce-able, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

          (i) Withholding; Deductions. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

          (j) Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (k) Unique Services; Specific Performance. The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to Employer pursuant to this Agreement, and the rights and privileges granted to Employee by virtue of his position, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause Employer great and irreparable injury and damage. Employee hereby expressly agrees that, notwithstanding paragraph (f) of this Section 8, Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. Without limiting the generality thereof, the parties expressly agree that Employer shall be entitled to the equitable remedies set forth in this Section 8(k) for any violation of
Section 8. This subsection (k) shall not be construed as a waiver of any other rights or remedies which Employer may have for damages or otherwise.

          (l) Non-Competition. Employee agrees that for the periods set forth below, Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, lender, principal, partner, stockholder, corporate officer or director or in any other individual or representative capacity, compete against, or in any manner be connected with or employed by any individual, association or other entity that is engaged in the electronic component distribution business or that is in competition with the business of Company in the United States:

               (i) in the case where this Agreement expires by its terms on May 31, 2001 without termination by either party for any other reason, for a period of one year after the expiration of the Agreement; and

               (ii) in the case where Employee's employment is terminated by Employer Without Cause, for the period which is the later of: (A) one year after the date of termination
     Without Cause; and (B) May 31, 2001; and

               (iii) in all other cases, including but not limited to, resignation by Employee or termination by Employer For Cause, for a period of two years after the date of such resignation or termination.

          (m) Non-Solicitation. Employee agrees that for a period of two years after the termination of Employee's employment for any reason, Employee will not, directly or indirectly, (i) call on or solicit, with respect to the activities prohibited by Section 8(l) of this Agreement, any person, firm, corporation or other entity who or which at the time of such termination, or within two years prior thereto, was or had been a customer, referral source or distributor of Employer or any of its affiliates or (ii) solicit the employment of any person who was employed by Employer or any of its affiliates on a full or part-time basis at the time of Employee's termination of employment.

          (n) Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

          (o)  Representation By Counsel; Interpretation.
Employee by his execution and delivery of this Agreement represents to Employer as follows:

               (i) That Employee has been advised by Employer to have this Agreement reviewed by an attorney representing Employee, and Employee has either had this Agreement reviewed by such attorney or has chosen not to have this Agreement reviewed because Employee, after reading the entire Agreement, fully and completely understands each provision and has determined not to obtain the services of an attorney.

               (ii) Employee, either on his own or with the assistance and advice of his attorney, has in particular reviewed Section 8 and understands and accepts: (A) the restrictions imposed by Section 8 and in particular paragraphs (g), (l) and (m) of Section 8; and (B) the restrictions imposed upon Employee pursuant to these sections are reasonable and necessary for the protection of the property rights of Employer and its affiliates.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              "EMPLOYER"

                              MARSHALL INDUSTRIES


                              By:    /s/ Robert Rodin
                                   Name:  Robert Rodin
                                   Title: President and Chief
                                          Executive Officer



                              "EMPLOYEE"


                                    /s/ David A. Spolane
                              David A. Spolane

                              4201 Southwest Freeway
                              Houston, Texas 77027

                            EXHIBIT 1
                          SPECIAL BONUS


     Employee shall be entitled to receive a special one-time bonus (the "Special Bonus") based on Employee's performance with respect to maintaining the business of Company and integrating the operations of Company with those of Employer under Company's new ownership. The performance of Employee shall be determined based on certain operating results of Company during the twenty-four month period ending on November 30, 1999 (the "Measurement Period"). The Special Bonus shall be calculated in the following manner:

     (a)  Subject to the terms of this Exhibit 1, the Special
Bonus shall be determined by adding each of the three individual bonus components set forth in paragraphs (i), (ii) and (iii) below.

     (i) Employee shall receive up to $400,000 based on the gross profits of Company during the Measurement Period. Employee shall receive the full $400,000 if the Gross Profits of Company (being the product of gross sales of products sold by Company during the Measurement Period and the gross margin percentage applicable to such sales) during the Measurement Period equal or exceed $186,935,240. If Company's Gross Profits (as calculated above) for the Measurement Period are less than $186,935,240, Employee shall be entitled to receive a pro rata portion of the $400,000. By way of example, if the Gross Profits of Company during the Measurement Period are $160,000,000, Employee shall be entitled to receive $342,364.55 pursuant to this paragraph (i) ($160,000,000/$186,935,240 x
     $400,000).

     (ii) Employee shall receive up to $400,000 based on the continuation by * , * , * and * (the "Target
     Manufacturers") of their franchise agreements (as in existence on the date hereof) (each a "Franchise
     Agreement") with Company during the Measurement Period.
     The amount to be paid to Employee shall be determined by multiplying, for each of the Target Manufacturers that continues its Franchise Agreement with Company for the entire Measurement Period, the percentage listed opposite such Target Manufacturer's name below by $400,000, and adding each of such products; provided, however, that no bonus will be paid pursuant to this paragraph unless, during the Measurement Period the total amount of gross sales of products of the Target Manufacturers that continue their Franchise Agreements for the entire Measurement Period equal or exceed 80% of (2
     (two) x the 1998 forecasted gross sales of such Target Manufacturers, as such 1998 forecasted gross sales have been represented by Company to Buyer prior to the Effective
     Date):

          Target Manufacturer           Percentage

          *                             27%
          *                             30%
          *                             28%
          *                             15%
          Total                         100%

     By way of example, if * and * terminate their Franchise Agreements with Company prior to the end of the Measurement Period but * and * maintain their Franchise Agreements with Company for the entire Measurement Period, and the gross sales for * and * for the Measurement Period equal or exceed 80% of (2 (two) x the forecasted 1998 gross sales of * and *), Employee shall be entitled to receive $232,000 pursuant to this paragraph (ii) ($120,000 for maintaining * ($400,000 X 30%); plus $112,000 for maintaining * ($400,000 X 28%)).

     (iii) Employee shall receive up to $400,000 based on the difference (the "Cost Savings") between: (A) $65,535,904 (being 4 (four) x $16,383,976 (the actual selling and administrative costs of Company for the quarter ending June 28, 1997)), as adjusted by the consumer price index for the period from June 28, 1997 to November 30, 1998; and (B) the amount of selling, general and administrative costs of Company for the period from December 1, 1998 to November 30, 1999 (the "SG&A Costs"). If the Cost Savings are equal to or greater than $ * , Employee shall receive the entire $400,000. If the Cost Savings are less than $ * , Employee shall receive a pro rata portion of the $400,000 based on the actual amount of Cost Savings. By way of example, if the SG&A costs for December 1, 1998 to November 30, 1999 are $59,535,904 and there is an increase of 3.0% in the consumer price index for the period from June 28, 1997 to November 30, 1998, Employee shall be entitled to receive $ * pursuant to this paragraph (iii) (($65,535,904 x 1.03) -
     $59,535,904)/$ * x $400,000).  The amount of SG&A Costs for the Measurement Period shall be calculated in the same manner as the "selling, administrative and other operating expenses" of Company have been calculated by Company in preparing its audited financial statements for the fiscal years ending March 30, 1996 and March 29, 1997 and the "selling and administrative costs" of Company have been calculated by Company in preparing its unaudited financial statements for the quarter ending June 28, 1997.

______________________

* Pursuant to 17 CFR 240.24b-2, confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

     (b) Assuming Employee is employed by Employer for the full Measurement Period, the total aggregate amount of the Special Bonus shall not be less than $900,000 (the "Guaranteed Minimum Special Bonus") nor more than $1.2 million, notwithstanding the fact that the actual amount calculated pursuant to paragraph (a) above may be different. The Special Bonus shall be paid to Employee on or before January 15, 2000 (the "Payment Date"). In addition, on or before the Payment Date, Employer shall deliver to Employee a copy of its calculation of the Special Bonus and appropriate supporting documentation for such calculation.

     (c) In the event Employee's employment is terminated prior to the end of the Measurement Period due to Employee's death or Disability (pursuant to Section 6(a) of this Agreement), Employee shall receive the amount of the Guaranteed Minimum Special Bonus that would have otherwise been payable to Employee but for such termination; provided, however that such amount shall be prorated over the number of months Employee was employed by Employer during the Measurement Period. By way of example, if Employee is terminated as a result of death or Disability after 15 months of employment with Employer and, had Employee not been so terminated, the entire Measurement Period would have been 24 months, Employee shall receive as the Special Bonus the following amount:

          15/24 X $900,000 = $562,500.00

     (d) In the event Employee's employment is terminated prior to the end of the Measurement Period Without Cause (pursuant to Section 6(c) of this Agreement) or as a result of Constructive Termination (pursuant to Section 6(d) of this Agreement), Employee shall receive the Guaranteed Minimum Special Bonus.

     (e) In the event Employee's employment is terminated prior to the end of the Measurement Period other than as a result of death or Disability (pursuant to Section 6(a) of this Agreement), Without Cause (pursuant to Section 6(c) of this Agreement) or as a result of Constructive Termination (pursuant to Section 6(d) of this Agreement), Employee shall not be entitled to receive any Special Bonus.

     (f) The provisions of this Exhibit 1 shall not be deemed to restrict in any way any rights of Employer, as stockholder of Company, the Board, or the Board of Directors of Company, acting in good faith, during the term of this Agreement to dissolve, reorganize or take any other action or make any other change (fundamental or otherwise) affecting the structure, existence, organization, operations or business of Company or Employer or any of their subsidiaries. If at any time during the Measurement Period, Company shall be dissolved or Company or Employer shall be reorganized, or shall be a party to a merger or sale of all or substantially all of its assets to another entity, Employer shall (or shall cause a successor to) provide for adjustment as nearly equivalent as practicable to preserve for Employee the benefits of this Agreement with respect to payment of the Special Bonus in respect of the business of Company or such successor as provided herein. Such adjustments by the Board made in good faith shall be conclusive.

                            EXHIBIT 2
                       STOCK OPTION GRANT


                              Employee:
                              Grant Date:
                              No. Shares:
                              FMV Per Share on Date
                                of Grant:
                              Exercise Price
                                Per Share:



                         MARSHALL INDUSTRIES
                       1997 STOCK OPTION PLAN<1>
            EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT



     1. Identification. This Employee Nonqualified Stock Option Agreement (this "Agreement") is made by and between Marshall Industries, a California corporation (the "Company"),
and David A. Spolane (the "Employee") as of                    ,
199__.

        Recitals.

          2.1  The Company maintains the Marshall Industries 1997
Stock Option Plan (the "Plan") providing for the grant of incentive stock options and nonqualified stock options to directors and key employees of the Company.

          2.2 Employee is a key employee of the Company to whom options may be granted under the Plan.

          2.3  The Stock Option and Compensation Committee (the
"Committee") of the Company has authorized the grant to Employee of an option to purchase the Company's Common Stock upon the terms and conditions hereinafter set forth.

          2.4 In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as set forth below.

_______________________

     <1>   Option grant to be made under the Company's 1997
Stock Option Plan if such plan is approved by shareholders of Company. If shareholders of Company do not approve the 1997 Stock Option Plan, the option grant shall be made under the Company's 1992 Stock Option Plan, with conforming changes made to this form of grant.

     3. Grant of Option. Pursuant to the action of the Committee, and subject to the terms and conditions of this Agreement and the terms and conditions of the Plan, the Company grants to Employee an option to purchase all or any part of fifty thousand (50,000) shares of the Company's authorized and unissued Common Stock from the Company at the price of
                      Dollars ($_____) per share (the "Option").<2> The Option is intended to be a nonqualified stock option and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     4.   Term of Option.  The Option was granted on          ,
199__ (the "Grant Date"). Unless previously exercised pursuant to Article 5 hereof and subject to earlier termination under
Section 6.6 or Article 7 of the Plan, the Option shall terminate on, and shall not be exercisable after, the day before the tenth
(10th) anniversary of the Grant Date.

     5.   Exercise.

          5.1 Exercisability. Subject to the terms and conditions of this Agreement, the Option shall become exercisable in four equal cumulative installments of 12,500 shares of the Company's common stock (individually an "Installment" and collectively the "Installments"). Employee may exercise the first Installment on or after the first anniversary of the Grant Date, the second Installment on or after the second anniversary of the Grant Date, the third Installment on or after the third anniversary of the Grant Date and the fourth Installment on or after May 31, 2001. In the event Employee's employment is terminated by Company Without Cause (as such term is defined in that certain Employment Agreement between Company and Employee dated September 18, 1997), the Option shall accelerate and become immediately exercisable on the date of termination.

          To the extent Employee does not in any year purchase all or any part of the shares to which Employee is entitled, Employee has the right cumulatively thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates or expires. Fractional share interests shall be disregarded.

          5.2 Notice of Exercise. Employee shall exercise the option by (i) notifying the Company of Employee's election to exercise the Option, (ii) paying in full the purchase price as provided in Section 5.3 hereof, and (iii) satisfying the tax withholding requirements of Section 8.8 of the Plan.

_____________________

     <2>   Exercise price to be fair market value of Company's
common stock on the date of the closing of the transactions pursuant to the Merger Agreement.

          5.3 Payment of Purchase Price. The purchase price for any shares of Common Stock with respect to which Employee exercises the Option shall be paid in full promptly after Employee gives notice of exercise as provided in Section 5.2 hereof. The purchase price shall be paid: (a) in cash or by check in United States dollars, or (b) if, and only if, the Committee so authorizes in its sole discretion, at the time Employee gives notice of exercise, by transferring to the Company for redemption, Common Stock of the Company at its "Fair Market Value" (as defined in the Plan), with share certificates duly endorsed and accompanied by instruments of transfer with signatures guaranteed. If Employee desires to pay the purchase price for the shares by transferring to the Company Common Stock for redemption, Employee shall so notify the Secretary of the Company with the notice of Employee's election to exercise the Option in accordance with Section 5.2 hereof. Promptly after receipt of Employee's notice of exercise and request for payment by redemption, the Company shall notify Employee of its decision as to whether it will permit Employee to pay the purchase price by transferring the Company's Common Stock to it for redemption. If the Committee does not authorize the proposed payment by redemption, Employee shall pay the purchase price in cash or by check in United States dollars as provided above.

     6. Issuance of Shares. Subject to Section 8.3 of the Plan, promptly after the Company's receipt of notification of exercise provided for in Section 5.2 hereof and Employee's payment in full of the purchase price, the Company shall deliver, or cause to be delivered, to Employee a certificate for the whole number of shares with respect to which the Option is being exercised by Employee. Shares shall be registered in the name of Employee. If any law or regulation of the Securities and Exchange Commission or of any other federal or state governmental body having jurisdiction shall require the Company or Employee to take any action prior to the issuance to Employee of the shares of Common Stock of the Company specified in the written notice of election to exercise, the date for the delivery of such shares shall be adjourned until the completion of such action.

     7. Termination Of Employment. If Employee's employment with the Company is terminated for any reason the Option shall terminate in accordance with and at the time set forth in Section
6.6 of the Plan.

     8. Assignment or Transfer. The Option is not assignable or transferable except by will or by the laws of descent and distribution and during Employee's lifetime the Option may be exercised only by Employee. No transfer of the Option by will or by the laws of descent and distribution shall be effective, nor shall any designation of a person who may exercise the Option after Employee's death be effective to bind the Company unless the Company is furnished with a written notice thereof and a copy of the will or such other evidence as the Company deems necessary to establish the validity of the transfer and the acceptance of the terms and conditions of the Option by the transferee or designee.

     9. No Rights as Shareholder. Employee shall have no rights as a shareholder with respect to shares of the Common Stock covered by the Option until the date of the issuance of a stock certificate or stock certificates evidencing issuance of such shares pursuant to Employee's exercise of the Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article 10 hereof and in Article 7 of the Plan.

     10.  Modification and Termination.

          10.1 The rights of Employee under this Agreement are subject to modification and termination as provided in the Plan.

          10.2 The number of shares of Common Stock set forth in
Article 3 hereof and the Option are subject to adjustment, acceleration, and possible early termination under Article 7 of the Plan.

     11. No Right to Employment. Nothing in this Agreement, the Plan, or any instrument executed pursuant to the Plan shall confer upon Employee the right to continue in the employ or service of the Company, affect the right of the Company to terminate the employment or services of Employee with or without cause, or be evidence of any agreement or understanding, express or implied, that the Company will employ or continue to employ Employee in a particular position or at a particular rate of remuneration.

     12. Compliance with Securities Laws. At the time the Option is exercised, the Company may require Employee to execute any documents or take any action which may be then necessary to comply with the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder, or any other applicable federal or state laws for the purpose of regulating the sale and issuance of securities. The Company reserves the right to change its requirements with respect to enforcing compliance with federal and state securities laws, including the request for, and enforcement of, letters of investment intent, such requirements to be determined by the Company in its judgment as necessary to assure compliance with such laws. Such changes may be made, with respect to the Option, upon exercise hereof, or prior to or after the exercise of the Option. The Company shall not be obligated to issue any shares upon the exercise of the Option unless the issuance, in the judgment of the Board of Directors of the Company, is in full compliance with all applicable laws, governmental rules and regulations, undertakings of the Company made under the Securities Act of 1933, as amended, any state securities laws, and stock exchange agreements of the Company.

     13.  General Provisions.

          13.1 Subject to Plan. The Option and all rights of Employee thereunder are subject to, and Employee agrees to be bound by all of the terms and conditions of the Plan, incorporated herein by this reference. Employee acknowledges receipt of a copy of the Plan, attached hereto as Exhibit A, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in Employee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the Plan after the date hereof.

          13.2 Further Acts. Employee agrees to perform all further acts and to execute and deliver any other and additional documents as may be reasonably necessary to carry out the provisions of this Agreement.

          13.3 Notices. Any notice to be given under the terms of this Agreement to the Company shall be in writing and addressed to Marshall Industries 9320 Telstar Avenue, El Monte, CA 91731 to the attention of the Secretary and to Employee at the address given beneath Employee's signature hereto, or at such other address as either party may hereafter designate in writing to the other.

     IN WITNESS WHEREOF, this Agreement is executed by the parties on the date and at the place indicated below.

                                        "COMPANY"

                                        MARSHALL INDUSTRIES,
                                        a California corporation

Executed on             , 199_
at _______________, __________.         By:
                                        Its:


                                        "EMPLOYEE"

                                        David A. Spolane

Executed on             , 199_
at _______________, __________.
                                        Signature


                                        Print Name


                                        Address


                                        City, State, Zip Code

                        CONSENT OF SPOUSE

          In consideration of the execution of the foregoing Employee Nonqualified Stock Option Agreement by Marshall Industries, I, _________________________________, the spouse of the Employee therein named, do hereby join with my spouse in executing the foregoing Employee Nonqualified Stock Option Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.


DATED:  ______________, 199__.

                                   Signature of Spouse